Exhibit 3.44

ARTICLES OF INCORPORATION
OF
[               ], INC.

The name of the corporation is [              ], Inc. (hereinafter, the “Corporation”).

The Initial Registered Agent is [     ].

Initial Registered Agent’s address is [     ].

The purpose of the Corporation is [     ].

Authorized Shares, Issued Shares and Consideration Received:

Class: [     ]

Number of Shares Authorized: [     ]

Number of Shares Proposed to be Issued: [      ]

Consideration to be Received Thereof: [      ]

Total: [      ]

The preferences, qualifications, limitations, restrictions and special or relative rights in respect of the shares of each class are: [    ].

The number of Directors constituting the initial board of directors of the corporation is [   ].

The names and Addresses of persons serving as directors until the first annual meeting of shareholders or until their successors are elected and qualify are as follows:

[     ]

[     ]

It is estimated that the value of the property to be owned by the corporation for the following year wherever located will be $[    ].

It is estimated that the value of the property to be located within the State of Illinois during the following year will be $[     ].

It is estimated that the gross amount of business that will be transacted by the corporation during the following year will be $ [     ].

It is estimated that the gross amount of business that will be transacted from places of business in the State of Illinois during the following year will be $[     ].

The undersigned incorporator(s) hereby declare(s), under penalties of perjury, that the statements made in the foregoing Articles of Incorporation are true.

Dated [     ]

Signed:	Signed:
Name:	Name:
Adress: [ ]	Adress: [ ]